Exhibit 4.4

FIRST SUPPLEMENTAL JUNIOR SUBORDINATED DEBT SECURITIES
GUARANTEE AGREEMENT

     BETWEEN

PARTNERRE LTD.

(AS GUARANTOR)

AND

THE BANK OF NEW YORK

(AS GUARANTEE TRUSTEE)

DATED AS OF

NOVEMBER 7, 2006

TABLE OF CONTENTS

			PAGE

ARTICLE 1
DEFINITIONS

Section	1.01.	Definitions	1

ARTICLE 2
CERTAIN RESTRICTIONS DURING DEFERRAL PERIODS; RANKING

Section	2.01.	Certain Restrictions During Deferral Periods	3

ARTICLE 3
ALTERNATE PAYMENT MECHANISM

Section	3.01.	Obligation to Effect Certain Sales of Qualifying Securities	5

ARTICLE 4
GUARANTEE

Section	4.01.	Guarantee	7
Section	4.02.	No Additional Amounts	7

ARTICLE 5
LIMITATION ON CLAIMS

Section	5.01.	Limitation on Claim for Deferred Interest	7

ARTICLE 6
TERMINATION

Section	6.01.	Termination	8

ARTICLE 7
OTHER PROVISIONS

Section	7.01.	Other Provisions	8
Section	7.02.	Tax Treatment of the CENts	8

ARTICLE 8
MISCELLANEOUS

Section	8.01.	Amendments	8
Section	8.02.	Governing Law	8

i

FIRST SUPPLEMENTAL JUNIOR SUBORDINATED DEBT
SECURITIES GUARANTEE AGREEMENT

     This FIRST SUPPLEMENTAL JUNIOR SUBORDINATED DEBT SECURITIES GUARANTEE AGREEMENT (this “Supplemental Guarantee Agreement” or this “Supplemental Guarantee”), dated as of November 7, 2006, is executed and delivered by PartnerRe Ltd., a Bermuda company (“PartnerRe” or the “Guarantor”), having its principal executive offices at 90 Pitts Bay Road, Pembroke HM 08, Bermuda, and The Bank of New York, a New York banking corporation, having its office located at 4 New York Plaza, 15th Floor, New York, New York 10004, as trustee (the “Guarantee Trustee”), supplementing the Junior Subordinated Debt Securities Guarantee Agreement, dated as of November 7, 2006 (the “Base Guarantee Agreement” or the “Base Guarantee” and, together with this Supplemental Guarantee Agreement or this Supplemental Guarantee, the “Agreement” or the ”Guarantee”), for the benefit of the Holders (as defined in the Base Guarantee Agreement) from time to time of the CENts (as defined herein) issued by PartnerRe Finance II Inc., a Delaware corporation (the “Issuer” or the “Company”).

     WHEREAS, pursuant to a Junior Subordinated Indenture, dated as of November 7, 2006 (the “Base Indenture”), as amended by a First Supplemental Junior Subordinated Indenture, dated as of November 7, 2006 (the “First Supplemental Subordinated Indenture” and, together with the Base Indenture, the “Indenture”), between the Issuer and The Bank of New York, a New York banking corporation, as trustee thereunder, the Issuer is initially issuing, directly to the public and not to a Trust, $250,000,000 aggregate principal amount of its 6.440% Fixed-to-Floating Rate Junior Subordinated Capital Efficient Notes due 2066 (the “CENts”).

     WHEREAS, as incentive for the Holders (as defined in the Indenture) to purchase such CENts, the Guarantor desires irrevocably and unconditionally, to guarantee the obligations of the Issuer under the Indenture.

     NOW, THEREFORE, in consideration of the purchase and acceptance of the CENts by the Holders thereof, which purchase the Guarantor hereby agrees shall indirectly benefit the Guarantor, the Guarantor executes and delivers this Supplemental Guarantee Agreement for the benefit of the Holders.

ARTICLE 1
DEFINITIONS

     Section 1.01. Definitions. Unless the context otherwise requires:

     (a) a term not defined herein that is defined in the Base Guarantee Agreement or the Indenture has the same meaning when used in this Supplemental Guarantee Agreement;

     (b) the definition of any term in this Supplemental Guarantee Agreement that is also defined in the Base Guarantee Agreement or the Indenture shall supersede the definition of such term in the Base Guarantee Agreement and the Indenture;

     (c) references in the Base Guarantee Agreement (i) to Preferred Securities shall be taken to be references to the CENts, (ii) to the liquidation preference of the Preferred Securities shall be taken to be references to the principal amount of the CENts and (iii) to the Indenture shall be taken to be references to the Base Indenture as amended by the First Supplemental Subordinated Indenture.

     (d) a term defined anywhere in this Supplemental Guarantee Agreement has the same meaning throughout;

     (e) the singular includes the plural and vice versa;

     (f) headings are for convenience of reference only and do not affect interpretation;

     (g) the following terms have the meanings given to them in this Section 1.01(g):

     “Agreement” or ”Guarantee” has the meaning set forth in the preamble hereto.

     “Alternative Payment Mechanism” has the meaning set forth in Section 3.01.

     “Base Guarantee Agreement” or “Base Guarantee” has the meaning set forth in the preamble hereto.

     “Base Indenture” has the meaning set forth in the preamble hereto.

     “CENts” has the meaning set forth in the preamble hereto.

     “Common Share Issuance Cap” has the meaning provided in Section 3.01(d) hereof.

     “Event of Default” means a default by the Guarantor on any of its payment obligations under this Agreement.

     “First Supplemental Subordinated Indenture” has the meaning set forth in the preamble hereto.

     “Guarantee Trustee” has the meaning set forth in the preamble hereto.

     “Guarantor Senior Indebtedness” means all Indebtedness of the Guarantor outstanding at any time, except (a) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or pari passu with the Guarantor’s obligations under this Guarantee in respect of the CENts or any other Indebtedness ranking pari passu therewith, (b) interest accruing after the filing of a petition initiating any proceeding relating to the Guarantor referred to in Section 6.01(a)(iii) of the First Supplemental Subordinated Indenture unless such interest is an allowed claim enforceable against the Guarantor in a proceeding under federal or state bankruptcy laws, (c) trade accounts payable, (d) any liability for income, franchise, real estate or other taxes owed or owing, (e) the Guarantor’s obligations (x) under this Guarantee in respect of the CENts or (y) pursuant to its guarantee of other securities which are similar to the CENts issued by any entity affiliated with the Guarantor which is a financing vehicle of the Guarantor or of any Affiliate of the Guarantor and (f) all guarantees with respect to preferred securities issued by any trust, partnership or other entity affiliated with the Guarantor which is a financing vehicle of the Guarantor or any Affiliate of the Guarantor; provided, however, that notwithstanding clauses (e)(y) and (f), the Guarantor’s obligations under the junior subordinated debt securities guarantee and the preferred securities guarantee related to the issuance of securities by PartnerRe Capital Trust I shall be considered to be Guarantor Senior Indebtedness for purposes of this Guarantee.

     “Indenture” has the meaning set forth in the preamble hereto.

     “Issuer” or “Company” has the meaning set forth in the preamble hereto.

     “PartnerRe” or “Guarantor” has the meaning set forth in the preamble hereto.

     “Supplemental Guarantee Agreement” or “Supplemental Guarantee” has the meaning set forth in the preamble hereto.

ARTICLE 2
CERTAIN RESTRICTIONS DURING DEFERRAL PERIODS; RANKING

     Section 2.01. Certain Restrictions During Deferral Periods. (a) On any date on which (x) accrued interest (including Compounded Interest, if any) through the most recent Interest Payment Date has not been paid in full or (y) an Event of Default under the CENts or the Guarantee has occurred and is continuing, the Guarantor will not, and will not permit any subsidiary to, make any equity or subordinated distributions, subject to the exceptions described below. For these purposes an “equity or subordinated distribution” is:

     (i) a declaration or payment of any dividends or any distributions on, or redemption, purchase, acquisition or liquidation payment on any of the capital stock of the Guarantor or any of its subsidiaries by the Guarantor or any of its subsidiaries;

     (ii) any payment of principal, or interest or premium, if any, on, or repayment, repurchase or redemption of debt securities of the Company that rank equal or junior to the CENts (unless such payment is made ratably and in proportion to the respective amount of (1) the accrued and unpaid amount on such securities and (2) accrued amounts (including Compounded Interest, if any) on the CENts);

     (iii) any payment of principal, or interest or premium, if any, or repayment, repurchase or redemption of debt securities of the Guarantor that rank equal or junior to the Guarantee (unless such payment is made ratably and in proportion to the respective amount of (1) the accrued and unpaid amount on such securities and (2) accrued amounts (including Compounded Interest, if any) on the CENts); or

     (iv) any guarantee payments on any guarantee made by the Guarantor of any debt securities of its subsidiaries if such guarantee ranks equal or junior in interest to the Guarantee (unless such payment is made ratably and in proportion to the respective amount of (1) the accrued and unpaid amount on such securities and (2) accrued amounts (including Compounded Interest, if any) on the CENts).

     (b) Notwithstanding the foregoing provisions and regardless of whether any Event of Default or Deferral Period shall have occurred or be continuing, the Guarantor and its subsidiaries shall not be restricted from making or effecting the following dividends, distributions, redemptions, purchases, declarations, payments, exchanges and conversions:

     (i) dividends or distributions to common shareholders of the Guarantor in common shares or options or other rights to acquire the common shares of the Guarantor;

     (ii) redemptions or purchases of any rights outstanding under a shareholder rights plan of the Guarantor, or the declaration of a dividend of such rights or the issuance of shares under such plan in the future;

     (iii) purchases of common shares of the Guarantor pursuant to contractual arrangements existing on November 2, 2006 or related to the issuance of common shares under any of the Guarantor’s benefit plans for its directors, officers or employees;

     (iv) the purchase of fractional shares resulting from a reclassification of the capital stock of the Guarantor;

     (v) the exchange or conversion of any class or series of the capital stock of the Guarantor (or any of its subsidiaries) for another class or series of the capital stock of the Guarantor (or any of its subsidiaries) or of any class or series of its (or any of its subsidiaries) indebtedness pursuant to the terms of the capital stock or indebtedness as originally issued;

     (vi) the purchase of fractional interests in shares of the capital stock of the Guarantor (or any of its subsidiaries) pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

     (vii) any inter-company payments, other than dividend payments by the Company or PartnerRe U.S. Corporation.

     (c) If the Guarantor or any of its subsidiaries pays dividends during a Deferral Period in contravention of the provisions in this Section 2.01, such payment will constitute a breach of contract on the part of the Guarantor under this Guarantee. However, such payment, without more, will not constitute an Event of Default that would permit acceleration of the CENts.

     (d) In addition, in the event that any Deferral Period lasts longer than one year, the restrictions on the Guarantor’s and its subsidiaries’ ability to redeem or repurchase securities that rank equal or junior to the CENts or the Subordinated Guarantee will continue until the first anniversary of the date on which all Deferred Interest on the CENts has been paid.

     (e) This section supersedes Section 6.1 of the Base Guarantee Agreement with respect to the CENts.

     Section 2.02. Ranking. Section 6.2 of the Base Guarantee Agreement is amended with respect to the CENts by (i) deleting clause (ii) and (ii) amending clause (iii) to read “senior to the Guarantor’s common and preferred shares.”

ARTICLE 3
ALTERNATE PAYMENT MECHANISM

     Section 3.01. Obligation to Effect Certain Sales of Qualifying Securities. (a) On the earlier of (i) the fifth anniversary of the commencement of an ongoing Deferral Period or (ii) a payment of current interest on the CENts after the commencement of a Deferral Period, the Alternative Payment Mechanism will apply, with the consequence, among others, that the Guarantor must (except upon an Event of Default with respect to the CENts) make commercially reasonable efforts to sell Qualifying Securities, as set out this Article 3 (the “Alternative Payment Mechanism”). The Guarantor’s obligation, under this Guarantee, to make commercially reasonable efforts to sell Qualifying Securities, either in a public offering or by private placement, to satisfy the Alternative Payment Mechanism is subject to Market Disruption Events and the limitations set out in this Article 3, and does not apply if an Event of Default with respect to the CENts has occurred and is continuing. Prior to the tenth anniversary of the commencement of an ongoing Deferral Period, the Guarantor’s failure to sell Qualifying Securities will constitute a breach of contract under this Guarantee but not an Event of Default allowing acceleration of the CENts.

     (b) The Guarantor’s failure to comply with its obligations under the Alternative Payment Mechanism will be a breach of this Guarantee, but will not constitute an Event of Default or give rise to a right of acceleration of the CENts. The Guarantor will be deemed to have made commercially reasonable efforts to satisfy the Alternative Payment Mechanism during a Market Disruption Event regardless of whether the Guarantor makes any offers or sales of Qualifying Securities during such Market Disruption Event. For the avoidance of doubt, the Guarantor will not be considered to have made commercially reasonable efforts to effect a sale of Qualifying Securities if the Guarantor determines not to pursue or complete such sale solely due to pricing, coupon, dividend rate or dilution considerations.

     (c) The Guarantor will not be required to issue common shares in excess of the Common Share Issuance Cap. Qualifying Securities will, in all events, be issued during the 180 days prior to any Interest Payment Date on which the Alternative Payment Mechanism applies, and an amount equal to the proceeds from the sale of such Qualifying Securities will, in all events, be designated by the Guarantor at or before the time of the issuance of such Qualifying Securities as available to pay interest on the CENts.

     (d) Pursuant to the “Common Share Issuance Cap”, the Guarantor will not be required to issue common shares to satisfy the Alternative Payment Mechanism with respect to Deferred Interest attributable to the first five years of any Deferral Period (including related Compounded Interest) if the net proceeds of any common shares so issued, together with the net proceeds of all prior issuances of common shares so issued during the same Deferral Period, exceed 2% of the product of (i) the average closing price of the Guarantor’s common shares on the ten consecutive trading days ending on the second trading day immediately preceding the proposed date of sale of common shares, multiplied by (ii) the total number of issued and outstanding common shares as of the date of the Guarantor’s then most recent publicly available consolidated financial statements.

     (e) Once the Guarantor reaches the Common Share Issuance Cap for a Deferral Period, the Guarantor will not be required to issue more common shares under the Alternative Payment Mechanism with respect to interest attributable to the first five years of such Deferral Period (including related Compounded Interest) even if the Common Share Issuance Cap would have increased due to a subsequent increase in the market price or number of outstanding common shares. The Common Share Issuance Cap will cease to apply after the ninth anniversary of the commencement of any Deferral Period. In addition, if the Common Share

Issuance Cap is reached during a Deferral Period and the Company subsequently repays all deferred interest, the Common Share Issuance Cap will cease to apply at the termination of such Deferral Period and will not apply again unless and until the Company starts a new Deferral Period. In any event, the Maximum Common Share Number limitation will apply across all Deferral Periods.

ARTICLE 4
GUARANTEE

     Section 4.01. Guarantee. The Guarantor hereby irrevocably and unconditionally guarantees to each Holder and to the Trustee the due and punctual payment of the principal of and interest (including Compounded Interest, if any) on any CENts held by such Holder and all other obligations of the Company under the Indenture, when and as the same shall become due and payable, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such CENts and of the Indenture. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Guarantee Trustee, on the other hand, the maturity of the CENts guaranteed hereby may be accelerated as provided in Article 5 of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the CENts guaranteed hereby. This section supersedes Section 5.1 of the Base Guarantee Agreement with respect to the CENts.

     Section 4.02. No Additional Amounts. Notwithstanding Section 5.8 of the Base Guarantee Agreement, the Guarantor will not be required to pay any Additional Amounts with respect to the CENts.

ARTICLE 5
LIMITATION ON CLAIMS

     Section 5.01. Limitation on Claim for Deferred Interest. Each Holder of a CENt, by such Holder’s acceptance thereof, agrees that in the event of the Company’s or the Guarantor’s bankruptcy, insolvency or reorganization prior to the maturity or redemption of any CENts, whether voluntary or not, such Holder of CENts will have no claim for, and thus no right to receive, under this Guarantee, accrued interest that is unpaid (including Compounded Interest thereon) and has not been settled through the application of the Alternative Payment Mechanism to the extent the amount of such interest exceeds an amount corresponding to two years of accumulated and unpaid interest (including Compounded Interest thereon) on such Holder’s CENts.

ARTICLE 6
TERMINATION

     Section 6.01. Termination. This Guarantee shall terminate and be of no further force and effect upon full payment of the Redemption Price of all CENts and all other amounts then due and payable under the Indenture. Notwithstanding the foregoing, this Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to the CENts under this Agreement.

ARTICLE 7
OTHER PROVISIONS

     Section 7.01. Other Provisions. Sections 2.8 and 8.4 of the Base Guarantee Agreement are deleted in their entirety with respect to the CENts.

     Section 7.02. Tax Treatment of the CENts. The Guarantor agrees to treat the CENts as indebtedness for United States federal, state and local tax purposes.

ARTICLE 8
MISCELLANEOUS

     Section 8.01. Amendments. Except with respect to any changes that do not adversely affect the rights of Holders in any material respect (in which case no consent of Holders will be required) and any changes to Sections 5.1 and 6.1 of the Base Guarantee Agreement, as amended and superseded by this Supplemental Guarantee Agreement, which may only be amended in writing with the prior approval of each Holder of the CENts then outstanding, this Agreement may only be amended in writing by the parties hereto with the prior approval of the holders of a majority of the aggregate principal amount of the CENTs. The provisions of Article 15 of the Base Indenture concerning meetings of Holders apply to the giving of such approval. This section supersedes Section 8.2 of the Base Guarantee Agreement with respect to the CENts.

     Section 8.02. Governing Law. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN THAT STATE.

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     THIS SUPPLEMENTAL GUARANTEE AGREEMENT is executed as of the day and year first above written.

PARTNERRE LTD.,
as Guarantor

By:	/s/ Patrick A. Thiele

	Name:	Patrick A. Thiele
	Title:	President & CEO

THE BANK OF NEW YORK,
as Guarantee Trustee

By:	/s/ Van K. Brown

	Name:	Van K. Brown
	Title:	Vice President